EXHIBIT 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

NERDY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Value(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$7,800,000.00	0.00011020	$859.56

Fees Previously Paid

Total Transaction Valuation	$		7,800,000.00

Total Fees Due for Filing			$859.56

Total Fees Previously Paid			$—

Total Fee Offsets			$859.56(3)

Net Fee Due			$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims	Nerdy Inc.	S-4	333-274101	August 21, 2023		$859.56 (3)

Fee Offset Sources	Nerdy Inc.	S-4	333-274101		August 21, 2023		$859.56(3)

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Nerdy Inc. (the “Registrant”) is offering holders of a total of 12,000,000 public warrants (the “Public Warrants”) to purchase shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A common stock”), outstanding as of August 14, 2023, the opportunity to exchange such Public Warrants for 0.250 shares of Class A common stock in exchange for each Public Warrant. The transaction value was determined by using the average of the high and low prices of our publicly traded warrants as reported on the New York Stock Exchange on August 14, 2023, which was $0.65 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Registrant will be exchanged.
(3)	The Company previously paid $859.56 upon the initial filing of its Registration Statement on Form S-4 on August 21, 2023 in connection with the transaction reported hereby.